UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 16, 2014

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 19, 2014, the Board of Directors (the “Board”) of Lexmark International, Inc. (the “Company”), on the recommendation of the Compensation and Pension Committee of the Board (“the Committee”), approved Gary Stromquist’s annual base salary of $350,000 in connection with his appointment as interim Chief Financial Officer of the Company, effective May 20, 2014.  Mr. Stromquist’s annual incentive compensation award opportunity with respect to the 2014 calendar year is 60% of his annual base salary at target, with a maximum bonus of 95% of his annual base salary, based upon the Company’s attainment against performance goals in the Company’s 2014 Incentive Compensation Plan established by the Committee.

On May 16, 2014, the Committee granted Mr. Stromquist a 2014 long-term incentive award opportunity comprised as follows: (i) a cash-based long-term incentive award pursuant to the 2014-2016 Long-Term Incentive Plan with a target award opportunity of $200,000 based upon the Company’s relative total shareholder return (“TSR”) measured against the TSR of companies in the S&P MidCap Technology Index for the three-year performance period; (ii) performance-based restricted stock units for the 2014-2016 performance period with a target award of 4,600 restricted stock units based upon the Company’s return on invested capital (“ROIC”) measured against the ROIC of companies in the S&P MidCap Technology Index for the three-year performance period; and (iii) performance-based restricted stock units for the 2014 performance-period with a target award of 2,300 restricted stock units based upon the Company’s attainment of services and software revenue for the one-year performance period.  At its meeting on February 21, 2014, the Committee had awarded Mr. Stromquist 3,600 time-based restricted stock units in connection with his previous role with the Company.

Additional information regarding the Company’s 2014 Incentive Compensation Plan and 2014 long-term incentive award opportunities for executive officers is set forth in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 25, 2014, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

May 20, 2014	By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary